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                                                                    EXHIBIT 12.1

                        NORDSTROM, INC. AND SUBSIDIARIES
                            EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)

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                                                                                                  Six Months
                                                                                                      Ended
                                                 Year Ended January 31,                             July 31,
                                             ------------------------------------------------- -------------------
                                                1990      1991      1992      1993      1994      1993      1994
                                             --------- --------- --------- --------- --------- --------- ---------



EARNINGS PER
 FINANCIAL STATEMENTS: . . . . .              $114,909  $115,816  $135,815  $136,619  $140,418  $ 53,946  $ 94,996
  Add (Deduct):
   Provision for Income
    Taxes. . . . . . . . . . . .                64,500    62,500    81,400    85,500    90,500    34,600    62,000
   Fixed Charges . . . . . . . .                66,962    73,088    70,981    64,389    58,118    29,148    28,418
   Capitalized Interest. . . .                  (5,256)   (6,734)   (5,708)   (2,292)   (1,510)     (361)   (2,829)
                                                ------    ------    ------    ------    ------    ------    ------

  Earnings for Computation . . .              $241,115  $244,670  $282,488  $284,216  $287,526  $117,333  $182,585
                                               -------   -------   -------   -------   -------   -------   -------
                                               -------   -------   -------   -------   -------   -------   -------

FIXED CHARGES:
  Interest Expense:
   Debt and Capitalized
    Leases . . . . . . . . . . .              $ 56,074  $ 60,412  $ 56,494  $ 48,263  $ 40,780  $ 20,727  $ 19,296
   Equipment Leases
    Component. . . . . . . . . .                 2,824     3,562     3,894     4,125     4,043     2,002     2,031
   Operating Leases
    Component. . . . . . . . . .                 8,064     9,114    10,593    12,001    13,295     6,419     7,091
                                               -------   -------   -------   -------   -------   -------   -------

  Total Fixed Charges. . . . . .              $ 66,962  $ 73,088  $ 70,981  $ 64,389  $ 58,118  $ 29,148  $ 28,418
                                               -------   -------   -------   -------   -------   -------   -------
                                               -------   -------   -------   -------   -------   -------   -------

Ratio of Earnings to Fixed
 Charges . . . . . . . . . . . .                  3.60      3.35      3.98      4.41      4.95      4.03      6.42
                                               -------   -------   -------   -------   -------   -------   -------
                                               -------   -------   -------   -------   -------   -------   -------

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